Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement

between

Fidelity Diversifying Solutions LLC

and

FMR Investment Management (UK) Limited

Name of Trust	Name of Portfolio	Effective Date
Fidelity Greenwood Street Trust	Fidelity Dynamic Buffered Equity ETF	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Hedged Equity ETF	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Hedged Equity Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Macro Opportunities Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Risk Parity Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Commodity Strategy Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity SAI Alternative Risk Premia Strategy Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity SAI Convertible Arbitrage Fund	12/01/2024
Fidelity Greenwood Street Trust	Fidelity Yield Enhanced Equity ETF	12/01/2024
Variable Insurance Products Fund VI	Hedged Equity Portfolio	12/01/2024

Fidelity Diversifying Solutions LLC	FMR Investment Management (UK) Limited

By: /s/ Christopher J. Rimmer	By: /s/ Mark D. Flaherty
Name: Christopher J. Rimmer	Name: Mark D. Flaherty
Title: Treasurer	Title: Director

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